UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/21/2010

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 21, 2010, Discovery Communications, LLC ("DCL" or the "Company"), a wholly-owned subsidiary of Discovery Communications, Inc. ("Discovery") entered into a new employment agreement with Bruce Campbell, our President, Digital Media & Business Development, that extends his term of employment through August 1, 2014. The employment agreement also changes Mr. Campbell's title and responsibilities to be Chief Development Officer and, subject to the approval of the Board, General Counsel and Corporate Secretary. Discovery's current Senior Executive Vice President, General Counsel and Secretary, Joseph A. LaSala, Jr., announced that he would be leaving the company effective December 31, 2010.

Mr. Campbell's base salary was increased to $1 million and future salary increases will be reviewed and decided in accordance with DCL's standard practices and procedures for similarly-situated employees, but Mr. Campbell will be entitled to an annual merit increase beginning in 2012 of no less than the standard increase for employees located in the United States. Mr. Campbell's annual incentive compensation plan target amount was increased to 90% of his base salary. There is no guaranteed bonus amount. Mr. Campbell is also eligible to participate in and receive any and all benefits the Company generally makes available to its other executives at Mr. Campbell's level in accordance with the terms and conditions of the applicable plan or arrangement.

Within 60 days of the execution of the employment agreement, Mr. Campbell will be recommended to be granted a performance-based restricted stock unit ("PRSU") award with a target value of $400,000. The performance targets for the PRSUs will be determined by the Equity Compensation Subcommittee of the Compensation Committee when the grant is made. Mr. Campbell would also be considered for annual equity grants each year, in accordance with the Company's normal executive compensation processes and practices.

If Mr. Campbell's employment is terminated without Cause, or for Good Reason, the Company will make the following severance payments: (a) current salary for the longer of the balance of the term of the employment agreement, 12 months, or the length of time for which Mr. Campbell would otherwise be eligible to receive severance payments under the Company's severance plan then in effect, in a lump sum; (b) Mr. Campbell's bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics); and (c) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, provided that if the severance period is longer than 18 months, Mr. Campbell would be eligible to receive at the end of the 18 month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period. These severance amounts are contingent on Mr. Campbell executing a release in favor of the Company. Additionally, if Mr. Campbell secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, the Company would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Campbell receives for those services.   If the Company does not elect to negotiate to renew the agreement, Mr. Campbell would be entitled to the severance benefits described above.

If Mr. Campbell's employment is terminated for Cause, for a period of 12 months after the conclusion of his employment, he will not perform any work on, related to, or respecting non-fiction television programming or engage in any activities on behalf of any company or any entity related to nonfiction television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms. If Mr. Campbell's employment is terminated not for Cause or for Good Reason or the agreement expires according to its terms, he will no longer be subject to the non-competition clause described in the preceding sentence.

"Good Reason" means: (a) a material reduction in his duties or responsibilities; (b) the Company's material change in the location of the Company office where Executive works (i.e., relocation to a location outside the New York metropolitan area), (c) a material breach of the employment agreement by the Company, or (d) a change in the position to which he reports (other than a change to reporting to any or all of the CEO, the Chairman, and the Board of Directors) if such other position constitutes a material diminution in the authority, duties, or responsibilities of his supervisor, provided that the Company has been given 60 days notice to cure any such breach and has failed to do so within 30 days of receipt of such notice. "Cause" means (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Campbell's employment with the Company; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company's Code of Business Conduct and Ethics; (d) improper conduct substantially prejudicial to the Company's business; (e) willful unauthorized disclosure or use of Company confidential information; (f) material improper destruction of Company property; or (g) willful misconduct in connection with the performance of Mr. Campbell's duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: July 27, 2010	By:	/s/ Joseph A. LaSala, Jr.
Joseph A. LaSala, Jr.
Senior Executive Vice President,General Counsel and Secretary